PRESS RELEASE

FOR IMMEDIATE RELEASE


WYOMING OIL & MINERALS, INC. ANNOUNCES OIL AND GAS LEASEHOLD ACQUISITIONS

Casper, Wyoming
Date: February 24, 2000
Contact Information: Jack C. Bradley, Jr. 307-234-9638

Wyoming Oil & Minerals, Inc. (OTCBB: WYOG), a Casper,Wyoming-based oil and gas exploration and production company, announced today that it has agreed to purchase an undivided 25% working interest in certain oil and gas leases known as the "Slater Dome and Coal Bank Draw Prospects" being explored and developed by Skyline Resources, Inc., a Colorado corporation. The project is located on the east edge of the greater Green River Basin in Carbon County, Wyoming. The primary target for production is coalbed methane gas, which is located at various depths of less than 2,000 feet. Additionally, the company and Skyline Resources plan to drill a well to test for oil in the Niobrara formation within the next 90 days. The drilling of this well will complete Skyline's exploration and drilling obligations under an agreement with a third party to secure ownership of the working interests. Skyline and its partners recently drilled and tested a coalbed methane well at the project, with respect to which outside engineering reports contained favorable indications of potential gas production from well logs, desorption work, vitrinite reflectance, and cased hole drill stem tests.

The Company also announced today that it has completed the acquisition of 800 acres of oil and gas leases known as the "Meadow Creek" project located in Johnson County, Wyoming; 240 acres of oil and gas leases known as the "Midway Dome" project, a multi-zone recompletion project, located in Natrona County, Wyoming; and a 79% working interest in a project known as the "Burke Ranch," also located in Natrona County. These three projects are all currently producing high gravity sweet oil at depths ranging from 3,000 to 6,200 feet. The company intends to invest additional capital in reworking and recompleting existing, producing wells at those locations, in anticipation of increased daily production and cash flow. Engineering reports on the projects indicate that daily production may be increased at all three locations with additional capital investment.

Information contained in this news release other than historical information should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of the company involve risks of competition, changing market conditions, uncertainty of oil and gas reserve estimates and numerous other factors discussed in the company's filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those in any forward-looking statements.